                                   FORM 12b-25

                                                            SEC File No. 0-22936

                                                             CUSIP No. 228429106

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

(Check One):
      Form 10-KSB     Form 20-F     Form 11-K   X Form 10-QSB     Form N-SAR
   ---             ---           ---           ---             ---

      For Period Ended: September 30, 1999
                        ------------------
      [ ] Transition Report on Form 10-KSB
      [ ] Transition Report on Form 20-F
      [ ] Transition Report on Form 11-K
      [ ] Transition Report on Form 10-QSB
      [ ] Transition Report on Form N-SAR
      For the Transition Period Ended:
                                      -----------------

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


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PART I - REGISTRANT INFORMATION

Crown NorthCorp, Inc.
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Full Name of Registrant

Not Applicable
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Former Name if Applicable

1251 Dublin Road
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Address of Principal Executive Office (Street and Number)

Columbus, Ohio 43215
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  X         (a) The reasons described in reasonable detail in Part III of this
-----       form could not be eliminated without unreasonable effort or expense;

  X         (b) The subject annual report, semi-annual report, transition report
-----       on Form 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule
-----       12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 10-QSB, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

Because it has been necessary for management to devote substantially all of its time and effort to a pending transaction, the registrant, Crown NorthCorp, Inc., is unable to file its Form 10-QSB for the period ending September 30, 1999 within the prescribed time period without unreasonable effort or expense.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Stephen W. Brown        614              485-1576
      ----------------        ---------        ----------------
      Name                    Area Code        Telephone Number

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer
      is no, identify report(s).   X   Yes        No
                                 -----      -----

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion
      thereof?       Yes    X   No.
               -----      -----

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                              Crown NorthCorp, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


November 16, 1999                   By:   /s/ Stephen W. Brown
                                       -------------------------------------
                                          Stephen W. Brown, Secretary

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